UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under §240.14a-12

VYNE THERAPEUTICS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

WE NEED YOUR VOTE!

PLEASE VOTE YOUR PROXY TODAY

July 28, 2022

Dear Stockholders,

According to our latest records, we still have not received your voting instructions for the Annual Meeting of Stockholders of VYNE Therapeutics Inc., to be held on August 10, 2022. Your vote is critically important, no matter how many shares you hold. Please take one moment of your time today to vote your shares. Internet and telephone voting are available as set forth below.

With respect to the Reverse Stock Split Amendment (Proposal 3), the affirmative vote of the holders of a majority of the shares entitled to vote at the Annual Meeting is required for approval. Abstentions and broker non-votes will have the same effect as an “Against” vote. The approval of this proposal is critical to the continued listing and liquidity of our common stock on the Nasdaq Global Select Market and future success of the company. Accordingly, your participation in the vote is very important.

The Board of Directors recommends a vote FOR all proposals on the meeting agenda.

Please vote today without further delay. Voting by telephone or internet by following the instructions on the voting card sent to you will assist in recording your vote promptly. See instructions below.

If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 901-0068. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

David Domzalski
President and Chief Executive Officer

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